CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Short Term Municipal Fund:

We consent to the use of our report dated July 25, 2018, with respect to the financial statements and financial highlights of Oppenheimer Short Term Municipal Fund, formerly Oppenheimer Rochester Short Term Municipal Fund, as of May 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

September 25, 2018